Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:
Hanif Jamal	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com
Dot Hill Systems Corp. Updates Guidance for Second Quarter of 2008
CARLSBAD, Calif.- June 26, 2008 — Dot Hill Systems Corp. (NASDAQ:HILL) announced today that it has updated its earnings guidance for the second quarter of 2008.
For the second quarter of 2008, the company is targeting revenue in the range of $66 to $70 million. This is in line with the revenue guidance the company issued on May 8, 2008. The company has adjusted its targeted second quarter 2008 net loss to a net loss per fully diluted share in the range of $0.12 to $0.16 on a non-GAAP basis which excludes share-based compensation expense, foreign currency gains or losses, severance and restructuring expenses. This compares to the guidance the company issued on May 8, 2008 for a targeted non-GAAP net loss per fully diluted share in the range of $0.07 to $0.10. The company attributes the downward adjustment in its net loss per share guidance primarily to actual versus projected shifts in product and customer mix resulting in lower than expected product margins, higher than expected expenses associated with the ramp of production for its newest Tier-1 OEM customer and increased freight charges.
Additionally, the company is projecting cash and cash equivalents as of June 30, 2008 to be in the range of $61 to $65 million, as compared to cash and cash equivalents of $77.4 million as of March 31, 2008. The decrease in cash is largely attributed to higher than expected working capital requirements associated with the ramp of production for the company’s newest Tier-1 OEM customer and projected second quarter 2008 operating losses.
Dot Hill’s second quarter 2008 financial results conference call is scheduled to take place on August 6, 2008 at 4:30 p.m. ET.
About Non-GAAP Financial Measures
This press release contains expected financial results that exclude the effects of a tax charge, and are not in accordance with U.S. generally accepted accounting principles (GAAP). The company believes that this non-GAAP financial measure provides meaningful supplemental information to both management and investors that is indicative of the company’s core operating results and facilitates comparison of operating results across reporting periods. The company used this non-GAAP measure when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. This non-GAAP measure should not be viewed in isolation from or as a substitute for the company’s expected financial results in accordance with GAAP.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding: Dot Hill’s net revenue and net loss for the second quarter of 2008; Dot Hill’s cash and marketable securities held at the end of the second quarter of 2008 and revenues from and relationships with the company’s OEM customers. Among the risks that contribute to the uncertain nature of the forward-looking statements include: the risk that Dot Hill’s actual financial results for the second quarter of 2008 and financial position as of June 30, 2008 will be materially different from the results targeted above, the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; the ability of Dot Hill to complete deals with existing and new customers on favorable terms or at all; unforeseen technological, intellectual property or engineering issues; competition for direct sales from Dot Hill’s OEM customers; the timing of orders for products and shipments and its effect on revenue recognition; and changing customer preferences in the open systems computing market; as well as the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed with the SEC by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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